EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) of cbdMD, Inc., pertaining to the cbdMD, Inc. 2015 Equity Compensation Plan of our report dated December 12, 2018, relating to the audits of the consolidated balance sheets of cbdMD, Inc. and Subsidiaries (the “Company”) as of September 30, 2018 and 2017 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2018, which is filed with the United States Securities and Exchange Commission.

/s/ Cherry Bekaert LLP

Charlotte, North Carolina
August 15, 2019